news release

Contact Information:
Steve Berry	Erica Mannion
NeoMagic Corporation	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
(408) 988-7020	(212) 766-1800

Neomagic® Corporation Receives Notice from NASDAQ
SANTA CLARA, Calif., June 5 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in developing and delivering low-power solutions for multimedia-rich mobile phones and handheld devices, announced today that on June 2, 2008, it received notice from The NASDAQ Stock Market (“NASDAQ”) stating that for 30 consecutive business days the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310 (c)(4). The notice has no effect on the listing of the Company’s securities at this time, and its common stock will continue to trade on the NASDAQ Global Market under the symbol “NMGC.”

In accordance with Marketplace Rule 4310 (c)(8)(D), the Company has 180 calendar days, or until December 1, 2008, to regain compliance. The notice states that if, at any time before December 1, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, and the Company continues to satisfy the NASDAQ initial listing criteria as set forth in Marketplace Rule 4310 (c), the NASDAQ staff will provide written notification that the Company has achieved compliance with the minimum bid price requirement. No assurance can be given that the Company will regain compliance during that period.

If the Company does not regain compliance with the minimum bid price requirement by December 1, 2008, the NASDAQ staff will determine whether the Company satisfies the NASDAQ initial listing criteria, except for the bid price requirement. If it meets the initial listing criteria, the NASDAQ staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the NASDAQ staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel. No assurance can be given that the Company will be eligible for the additional 180-day compliance period, or, if applicable, that it will regain compliance during any additional compliance period.

The Company has not yet determined what action, if any, it will take in response to this notice. However, the Company intends to monitor the closing bid price of its common stock between now and December 1, 2008, and to consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the NASDAQ minimum closing bid price requirement.

About NeoMagic

NeoMagic Corporation delivers semiconductor chips and software that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a strong patent portfolio that covers NeoMagic’s proprietary array processing and other technology. Information on the Company may be found at http://www.neomagic.com.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, related to the Company’s plans or intentions to regain compliance with Nasdaq Marketplace Rules under section 4310. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including but not limited to the actual closing bid prices of the Company’s common stock during the next 180 day period. There is no certainty that current or future plans or intentions to regain compliance with the Nasdaq Marketplace Rules under section 4310 will result in compliance with such rules for NeoMagic. Additional risks that could affect the Company’s future operating results are more fully described in the Company’s most recent annual report on Form 10-K and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the Company, except as may be required by law.